Exhibit 99.1

Contact:	BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.Ballyfitness.com
Investors: Kathy Abbott (773) 864-6868
Media: Matt Messinger (773) 864-6850

FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS REPORTS RESULTS FOR FOURTH QUARTER
AND YEAR ENDED DECEMBER 31, 2005 AND FIRST QUARTER 2006
COMPANY’S TURNAROUND PLAN DRIVES IMPROVEMENT IN REVENUE PER MEMBER WHILE
REDUCING OPERATING COSTS
Full Year 2005
•	Company Posts Record Revenue of $1.071 Billion, Up 2.2% Over Prior Year

•	Operating Income of $75.7 Million, Almost Doubles Comparable 2004 Amount

•	EBITDA Before Non-Cash Impairment Charges of $149.6 Million, Increases 21.4% Over 2004

•	Net Loss of $9.6 Million, Improves Almost 70% from $30.3 Million Net Loss in 2004

•	New Joining Members Increase 3.3% to 1.2 Million in 2005, Tops Record 2004

•	Average Monthly Revenue Per Member Grows 2.8% to $19.56
Fourth Quarter 2005
•	Revenue of $258.3 Million, Even With Prior Year

•	Operating Income of $9.2 Million, Up Significantly Over $1.8 Million in Fourth Quarter 2004
First Quarter 2006 (Excludes Crunch Fitness from Operating Results)
•	Revenue Increases 1% to $255.2 Million, Compared to First Quarter 2005

•	Operating Income of $18.3 Million, Down $4.8 million from First Quarter 2005 on Higher General and Administrative and Advertising Expenses

•	Gain on Disposition of Crunch Fitness of $38.4 Million Drives Net Income of $32.7 Million

•	New Joining Members Decrease 2.2% From First Quarter 2005

•	Average Monthly Revenue Per Member Grows 1.8% to $19.34
CHICAGO, June 27, 2006 — Bally Total Fitness Holding Corporation (NYSE: BFT), the nation’s leader in health and fitness, today announced financial results for the fourth quarter and year ended December 31, 2005 as well as for the first quarter ended March 31, 2006. The Company also filed its 2005 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first quarter 2006 with the SEC ahead of the July 10, 2006 deadline agreed to by the Company’s bondholders and lenders.
Commenting on the financial results, Paul Toback, Chairman and Chief Executive Officer, said, “Our new business model drives growth through stable membership sales, improved retention, higher average monthly revenue per member and lower costs. The results released today reflect the progress we are making in successfully implementing our turnaround. Our “Build Your Own Membership” (BYOM) plan continues to receive a favorable response from new members, and has allowed us to eliminate, in just about all markets, the considerably discounted renewal dues historically sold by the Company. This will be an important driver of revenue per member when these members leave their initial term.” Toback continued, “We are also seeing that members joining under BYOM stay longer, as short term attrition has already improved by over 25% from 23% at the beginning of 2005 to 16.9% today. This combination of improved retention and built in price increases will drive future average yield per member. When combined with the lower costs, higher efficiencies and better club service experience for our members under our New Club Model, I am excited about the potential for Bally Total Fitness over the next few years.”
Full Year 2005 Financial Results
Net revenues for the year ended December 31, 2005 increased to a record $1,071.0 million, up 2.2%, from $1,048.0 million in 2004. Membership services revenue increased by $27.9 million, driven by a 2.8% increase in average monthly revenue recognized per member to $19.56 in 2005, and a $9.2 million, or 7.3%, growth in personal training revenue. Revenue from retail products declined $2.7 million, or 5.0%, for the year, as a result of the planned conversion of 45 lower performing full-size in-club retail stores to a more cost-effective, efficient model integrated into front-desk operations. Miscellaneous revenue decreased 11.9%, or $2.2 million, primarily due to lower sponsorship revenue and franchise fees. Cash collections of membership services revenue, exclusive of personal training, in 2005 were $834.0 million, an increase of $7.9 million, or 1%, compared to 2004. This increase is the result of higher receipts from paid-in-full membership fees, advance payments of dues and membership fees, and monthly payments from month-to-month memberships, partially offset by a decrease in payments from financed members and renewal term monthly dues.
Operating income for the year increased 98.0% to $75.7 million from $38.2 million in 2004, driven by $23.0 million in revenue growth and a $14.4 million, or 1.4%, reduction in operating costs and expenses. Cost reductions were driven by a:
•	$5.8 million decrease in membership services expenses, reflecting the initial impact of the Company’s New Club operating model and other expense management initiatives, offset in part by increases in occupancy and insurance costs.

•	$2.5 million decrease in retail product expenses, consistent with the decrease in retail revenue.

•	$6.6 million decrease in advertising expense due primarily to a planned reduction in media spending and a deferral of production costs.

•	$3.8 million reduction in non-cash impairment charges.

•	$7.2 million lower depreciation expense, reflecting fewer depreciable assets resulting from fixed asset impairment charges in 2004 and prior years, and lower capital spending.
These cost reductions were partially offset by a:
•	$3.0 million increase in information technology spending associated with implementing new business initiatives, improved controls and compliance and security enhancements.

•	$8.5 million increase in other general and administrative costs, reflecting higher levels of spending for professional fees relating to various ongoing legal matters and the audit of the Company’s financial statements, a $4.0 million increase in stock-based compensation, and a $4.6 million write-off of equipment discussed below.
For the year 2005, the Company reported a net loss of $9.6 million, or $0.28 per share, versus a net loss of $30.3 million, or $0.92 per share, in 2004. The lower net loss reflects the favorable effects of the higher revenue and lower expenses discussed previously, partially offset by an approximate $18.1 million increase in interest expense in 2005.

The Company uses EBITDA (operating income plus depreciation and amortization) plus non cash impairment charges as a measure of operating performance. This performance measurement for 2005 was $149.6 million, up 21.4%, or $26.4 million, compared to $123.2 million in 2004.
New joining members in 2005 increased to a record 1.203 million, up 3.3% over a record 2004. The total number of members at December 31, 2005 was 3.610 million, slightly down from the prior year end due in part to increases in attrition prior to implementing the BYOM program and a growing percentage of month-to-month members, who have historically higher attrition rates than value plan members.
On January 20, 2006, the Company completed the sale of Crunch Fitness and certain other fitness centers. The results of operations for 2005 include the operations of these clubs, which will be reported as discontinued operations in the Company’s 2006 financial statements, beginning with the first quarter 2006, discussed below.
As part of the 2005 closing process, the Company restated the results of each of the first three quarters of 2005, cumulatively increasing revenue for the nine months ended September 30, 2005 by $5.3 million to $812.7 million, increasing operating income by $4.7 million to $66.4 million, and increasing net income by $4.2 million to $6.0 million. Further, certain errors in the application of generally accepted accounting principles were identified that reduced the Company’s accumulated deficit balance as of December 31, 2002 by approximately $2.2 million. The impact of the identified errors was deemed not material to the Company’s consolidated statements of operations for the years 2003 and 2004, and, accordingly, no changes were made to those previously reported results of operations.
Fourth Quarter 2005 Financial Results
Fourth quarter net revenue of $258.3 million was even with the fourth quarter in 2004. Membership services revenue was flat with the fourth quarter of the prior year with a modest increase in membership revenue, $1.3 million, offsetting a decline in personal training revenue. Cash collections of membership services revenue in the fourth quarter of $199.9 million, exclusive of personal training, were even with the fourth quarter last year. Operating income for the quarter of $9.2 million increased fivefold over the fourth quarter of 2004, reflecting a $7.8 million reduction in operating costs and expenses. Lower fourth quarter non cash impairment charges in 2005, down $3.8 million compared to the fourth quarter 2004, were more than offset by a $4.6 million write-off of equipment at various clubs.
The Company reported a net loss of $15.6 million, or $0.45 per share, for the fourth quarter of 2005 versus a net loss of $17.0 million, or $0.52 per share, in 2004. The effects of higher revenue and lower operating expenses in the fourth quarter were partially offset by increased interest expense, up $6.3 million, or 35.4%, to $24.3 million.
First Quarter 2006 Financial Results
Operating results for the first quarter 2005 have been reclassified to exclude Crunch Fitness, which is presented as a discontinued operation. Net revenues for the first quarter ended March 31, 2006 increased 1% to $255.2 million from $253.8 million in first quarter of 2005. Growth in membership revenue, driven by a 6.3% increase in personal training revenue, or $1.8 million, was offset by lower retail and miscellaneous revenues. Cash collections of membership services revenue, exclusive of personal training, for the first three months of $200.6 million declined $6.4 million, or 3.1%, from the same period last year. This decrease is the result of lower advance payments of dues and membership fees.
Operating income in the first quarter 2006 of $18.3 million declined by $4.8 million, or 20.8%, from the prior year quarter, reflecting higher expenses mostly associated with audit fees and litigation expense. These were included in general and administrative expenses which increased 18.7%, or $3.4 million. In addition, advertising expenses were up 10.4%, or $1.8 million, to $18.9 million, reflecting planned spending and the impact of deferred production costs from the fourth quarter of 2005.
Net income of $32.7 million increased from $4.6 million in the first quarter 2005, reflecting the operating results, a $38.4 million gain on the disposition of Crunch Fitness, and an increase of 27.4%, or $5.0 million, in interest expense to $23.0 million due to higher interest rates and increased amortization of deferred financing costs related to consent solicitations.
Cash and Liquidity
At December 31, 2005, Bally had $35 million of borrowings and $13.6 million in letters of credit outstanding under its $100 million revolving credit facility. At May 31, 2006, Bally had $39.5 million of borrowings and $14.1 million in letters of credit outstanding under the revolving credit facility, and the balance on its term loan was $143.3 million versus $173.3 million at December 31, 2005, reflecting a $30 million mandatory repayment from the proceeds of the sale of Crunch Fitness. In June 2006, $1.8 million of funds were released from the Crunch Fitness escrow account and applied as an additional repayment on the term loan.
Capital Expenditures
Capital expenditures for the year 2005 of $37.9 million were down approximately 24% from 2004. First quarter 2006 capital expenditures totaled $11.6 million, up $3.2 million, over the first quarter 2005 as a result of a large, scheduled replacement of exercise equipment. The Company has focused its capital spending primarily on maintenance and improvement of existing clubs and limited new club growth. New clubs were opened in Huntington Park, California in early 2005 and in Carrollton, Texas in April 2006. Three clubs currently in development are planned to open in 2006, two of which replace existing clubs. The Company expects to continue controlled capital spending and is currently planning $35 million to $40 million of capital spending in 2006.
Strategic Alternatives Process
The strategic process, led by outside financial advisors J.P. Morgan Securities Inc. and The Blackstone Group L.P. under the direction of the Strategic Alternatives Committee of the Board of Directors, continues to progress.
Investor Conference Call
Management will hold a conference call for investors and members of the financial community on June 28, 2006, at 8:00 a.m. Central Standard Time.
In order to participate on the conference call, please dial 800-320-2978 international 617-614-4923, at least 15 minutes before the start of the call. The participant passcode is 79588929. The call can also be accessed live and in archive on the Company’s website, www.ballyfitness.com.

Forward looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the Company’s exploration of strategic alternatives, for which it has engaged J.P. Morgan Securities Inc. and The Blackstone Group L.P.; the ability of the Company to timely complete its financial statements and required testing of internal controls; the outcome of the SEC and Department of Justice investigations; the disclosure by the Company’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations and the insurance rescission action) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in filings of the Company with the SEC.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with over 400 owned and franchised facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
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Bally Total Fitness Holding Corporation
FINANCIAL HIGHLIGHTS
The following is a summary of financial data provided in the Company’s Annual Report on Form 10-K for the year ended December 31,
2005. Please refer to this filed document for a more complete explanation of the Company’s results.

			Unaudited
	Year ended December 31,		Three months ended December 31,
	2005	2004	2005	2004
Net revenues	(dollars in thousands, except per share and per member)
Membership	$869,302	$850,541	$212,889	$211,567
Personal training	134,595	125,441	31,172	31,882

Membership services revenue	1,003,897	975,982	244,061	243,449

Retail products	50,685	53,340	10,434	11,292
Miscellaneous	16,451	18,666	3,787	3,946

Net revenues	1,071,033	1,047,988	258,282	258,687

Operating costs and expenses
Membership services	726,937	732,741	178,852	171,684
Retail products	52,004	54,496	11,443	14,097
Advertising	55,014	61,602	9,219	12,250
Information technology	21,341	18,288	3,968	4,032
Other general and administrative	66,172	57,689	20,816	22,088
Impairment of goodwill and other intangibles	1,220	405	1,220	405
Asset impairment charges	10,115	14,772	10,115	14,772
Depreciation and amortization	62,571	69,779	13,371	17,547

	995,374	1,009,772	249,004	256,875

Operating income	75,659	38,216	9,278	1,812
Other income (expense)
Interest expense, net	(85,329)	(67,201)	(24,276)	(17,935)
Foreign exchange gain (loss)	869	1,578	(318)	1,105
Other, net	89	(1,998)	(183)	(1,766)

	(84,371)	(67,621)	(24,777)	(18,596)

Loss from operations before income taxes	(8,712)	(29,405)	(15,499)	(16,784)
Income tax provision	(902)	(851)	(126)	(213)

Net loss	$(9,614)	$(30,256)	$(15,625)	$(16,997)

Net loss per common share	$(0.28)	$(0.92)	$(0.45)	$(0.52)

Operating data
Average monthly membership revenue recognized per member	$19.56	$19.03	$19.43	$19.06
Average number of members during the period (000’s)	3,704	3,724	3,652	3,700
Number of members at end of period (000’s)	3,610	3,675	3,610	3,675
Number of members joined during the period (000’s)	1,203	1,165	251	254
Fitness centers operating at end of period	409	416	409	416

Summary cash flow data
Cash provided (used in) by operating activities	$30,701	$36,124	$8,253	$(2,893)
Cash used in investing activities	(36,205)	(50,241)	(13,012)	(11,563)
Cash provided by financing activities	3,399	19,223	9,429	8,641

Increase (decrease) in cash	$(2,105)	$5,106	$4,670	$(5,815)

Cash interest paid	$75,937	$62,301
Non-GAAP Financial Measures
The Company uses EBITDA before impairment charges as a measure of operating performance. The Company defines EBITDA as operating income plus depreciation, amortization, impairment of goodwill and other intangibles, and asset impairment charges. This term is not a measure of performance presented in accordance with GAAP and should not be considered as a substitute for cash flows provided by operating activities or other cash flow and income data prepared in accordance with GAAP. This term as defined by Bally may not be comparable to similarly titled measures used by other companies.
The following table reconciles this non-GAAP measure to operating income.

	Year ended December 31,		Three months ended December 31,
	2005	2004	2005	2004
Operating income	$75,659	$38,216	$9,278	$1,812
Depreciation and amortization	62,571	69,779	13,371	17,547
Impairment of goodwill and other intangibles	1,220	405	1,220	405
Asset impairment charges	10,115	14,772	10,115	14,772

EBITDA before impairment charges	$149,565	$123,172	$33,984	$34,536

Bally Total Fitness Holding Corporation
FINANCIAL HIGHLIGHTS
The following is a summary of financial data provided in the Company’s Quarterly Report on Form 10-Q for the three months ended
March 31, 2006. Please refer to this filed document for a more complete explanation of the Company’s results.
Crunch Fitness is presented as a discontinued operation in both periods.

	Unaudited
	Three months ended March 31,
	2006	2005
		(As restated)
(dollars in thousands, except per share and per member data)
Net revenues
Membership	$208,751	$207,053
Personal training	30,904	29,082

Membership services revenue	239,655	236,135

Retail products	11,937	13,347
Miscellaneous	3,574	4,271

Net revenues	255,166	253,753

Operating costs and expenses
Membership services	171,138	167,611
Retail products	11,011	12,808
Advertising	18,895	17,111
Information technology	5,095	5,310
Other general and administrative	16,540	12,910
Depreciation and amortization	14,214	14,939

	236,893	230,689

Operating income	18,273	23,064
Other income (expense)
Interest expense, net	(23,033)	(18,077)
Foreign exchange gain (loss)	10	207
Other, net	118	75

	(22,905)	(17,795)

Income (loss) from continuing operations before income taxes	(4,632)	5,269
Income tax provision	(201)	(240)

Income (loss) from continuing operations	(4,833)	5,029
Discontinued operations:
Loss from discontinued operations net of income taxes	(872)	(414)
Gain on disposal	38,375	—

Gain (loss) from discontinued operations	37,503	(414)

Net income	$32,670	$4,615

Net income per common share	$0.87	$0.14

Operating data (excludes Crunch Fitness)
Average monthly membership revenue recognized per member	$19.34	$18.99
Average number of members during the period (000’s)	3,598	3,635
Number of members at end of period (000’s)	3,563	3,677
Number of members joined during the period (000’s)	357	365
Company operated fitness centers open at end of period	384	391

Summary cash flow data
Cash provided by operating activities	10,577	$23,729
Purchases and construction of property and equipment	(11,629)	(8,430)
Proceeds from sale of Crunch including amount held in escrow	45,490	—
Proceeds from sale of property	1,926	—
Net borrowings (repayments) under credit agreement	(40,000)	3,563
Cash used in financing activities excluding repayments under credit agreement	(7,998)	(4,966)

Increase (decrease) in cash	(1,634)	13,896

Cash interest paid	$18,495	$16,844
Non-GAAP Financial Measures
The Company uses EBITDA as a measure of operating performance. The Company defines EBITDA as operating income plus depreciation and amortization. This term is not a measure of performance presented in accordance with GAAP and should not be considered as a substitute for cash flows provided by operating activities or other cash flow and income data prepared in accordance with GAAP. This term as defined by Bally may not be comparable to similarly titled measures used by other companies.
The following table reconciles this non GAAP measure to operating income.

	Three months ended March 31,
	2006	2005
Operating income	$18,273	$23,064
Depreciation and amortization	14,214	14,939

EBITDA	$32,487	$38,003